Exhibit 99.1

STONE ENERGY CORPORATION

Announces Update of Impact of Hurricane Isaac

LAFAYETTE, LA. September 4, 2012

Stone Energy Corporation (NYSE: SGY) today provided an update of the impact of Hurricane Isaac. All major facilities have been safely visited and re-manned. Damage to Stone’s facilities across the Gulf of Mexico (GOM) appears to be very minor with no significant issues or problems.

Prior to the storm, Stone Energy Corporation’s daily production rate was approximately 35,000 barrels of oil equivalent (boe) from the GOM and 8,500 boe from Appalachia. Stone began shutting in and de-manning platforms in response to Hurricane Isaac on August 26 and by August 28 virtually all of the GOM production was shut-in. Following the storm, Stone began returning its fields to production. As of September 3, GOM daily production was approximately 18,000 boe with the remaining production being brought back on line as third party facilities allow. The Amberjack and Pompano fields remain shut-in waiting on onshore processing facilities, but expect to resume production during the next few days.

Stone’s current average daily rate of production, including the Marcellus shale production, is approximately 27,000 boe. The quarterly impact on production guidance is estimated to be approximately 2,000 – 4,000 boe per day, lowering the quarterly guidance to 38,000 – 40,000 boe per day assuming no further storm disruptions. Annual production now may be on the lower end of the current annual guidance of 41,000 – 43,000 boe per day range (245-260 Mmcfe per day).

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.